Exhibit 21.01

Subsidiaries of the Company

America’s Drive-In Brand Properties LLC, a Kansas limited liability company

America’s Drive-In Restaurants LLC, a Delaware limited liability company

SDI Interests Inc., an Oklahoma corporation

Sonic Capital LLC, a Delaware limited liability company

Sonic Franchising LLC, a Delaware limited liability company

Sonic Industries LLC, a Delaware limited liability company

Sonic Industries Services Inc., an Oklahoma corporation

Sonic Property Development, L.L.C., an Oklahoma limited liability company

Sonic Restaurants, Inc., an Oklahoma corporation

Sonic Technology Fund, L.L.C., an Oklahoma limited liability company

Sonic Value Card, L.L.C., a Virginia limited liability company

SPOTlight, LLC, an Oklahoma limited liability company

SRI Real Estate Holding LLC, a Delaware limited liability company

SRI Real Estate Properties LLC, a Delaware limited liability company

As of August 31, 2013, Sonic Restaurants, Inc. owned the majority interest in 12 general partnerships, each of which operates a Sonic Drive-In restaurant.  The names of those 12  general partnerships have been omitted.